AKERMAN SENTERFITT LLP
750 9TH Street
Suite 750
Washington, D.C. 20001

July 9, 2010

Neah Power Systems, Inc.
22118 20th Avenue SE
Suite 142
Bothell, Washington 98021

Re:	Neah Power Systems, Inc. Registration Statement on Form S-8

 Ladies and Gentlemen:

We have acted as counsel to Neah Power Systems, Inc., a Nevada corporation (the “Corporation”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission ("Commission") on or about the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of up to 5,250,000 shares of the Corporation’s authorized but unissued common stock (the “Common Stock”) issuable in accordance with the terms of the Corporation’s Long Term Incentive Compensation Plan, as amended (the "Plan").

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Corporation, each as amended to the date hereof; (ii) records of corporate proceedings of the Corporation related to the Plan; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Corporation and upon documents, records and instruments furnished to us by the Corporation, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination, we are of the opinion that assuming that (i) the Corporation maintains an adequate number of authorized and unissued shares of Common Stock available for issuance pursuant to the Plan and (ii) the consideration, if any, required to be paid in connection with the issuance of underlying shares of Common Stock issued pursuant to awards granted under the Plan is actually received by the Corporation as provided in any such award, the shares of Common Stock issued pursuant to the Plan will be duly and validly issued, fully paid and nonassessable.

Neah Power Systems, Inc. July 9, 2010 Page 2

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Corporation with the Commission. We further consent to your filing of this opinion as exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully yours,

/s/ AKERMAN SENTERFITT LLP

AKERMAN SENTERFITT LLP